As filed with the Securities and Exchange Commission on July 16, 2004
                                      An Exhibit List can be found on page II-3.
                                                     Registration No. 333-117175

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                          ---------------------------


                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ---------------------------

                          ZYNEX MEDICAL HOLDINGS, INC.
                 (Name of small business issuer in its charter)

      NEVADA                           3845                    87-0403828
 (State or other        (Primary Standard Industrial       (I.R.S. Employer
 Jurisdiction of          Classification Code Number)      Identification No.)
Incorporation or
  Organization)
                         8100 SOUTH PARK WAY, SUITE A-9
                               LITTLETON, CO 80120
                                 (303) 703-4906
              (Address and telephone number of principal executive
                    offices and principal place of business)

                    THOMAS SANDGAARD, CHIEF EXECUTIVE OFFICER
                         8100 SOUTH PARK WAY, SUITE A-9
                               LITTLETON, CO 80120
                                 (303) 703-4906
            (Name, address and telephone number of agent for service)

                          ---------------------------

                                   Copies to:
                             Gregory Sichenzia, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                          ---------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                        CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
               TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE  OFFERING PRICE PER  AGGREGATE OFFERING  REGISTRATION
                       TO BE REGISTERED                    REGISTERED       SECURITY(1)            PRICE            FEE
------------------------------------------------------------------------------------------------------------------------------------
Shares of common stock, $.001 par value ("Common Stock")    685,715            $2.20            $1,508,573         $191.14
Shares of Common Stock issuable upon exercise of Class A
warrants                                                  342,859 (2)          $2.20           $754,289.80         $ 95.57
Shares of Common Stock issuable upon exercise of Class B
warrants                                                  685,715 (3)          $2.20            $1,508,573         $191.14
Shares of Common Stock issuable upon exercise of Class C
warrants                                                  22,858 (4)           $2.20            $50,287.60          $ 6.37
Shares of Common Stock issuable upon exercise of Broker
warrants                                                  45,715 (4)           $2.20             $100,573          $ 12.74

Total                                                      1,782,862           $2.20          $3,922,296.40        $496.96
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on June 30, 2004.

(2) Includes a good faith estimate of the shares underlying warrants exercisable at $1.75 per share to account for antidilution and price protection adjustments.

(3) Includes a good faith estimate of the shares underlying warrants exercisable at $2.00 per share to account for antidilution and price protection adjustments.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $0.01 per share to account for antidilution and price protection adjustments.

                          ---------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY ZYNEX MEDICAL HOLDINGS, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PRELIMINARY PROSPECTUS                SUBJECT TO COMPLETION, DATED JULY 16, 2004


     The information in this prospectus is not complete and may be changed.

                          Zynex Medical Holdings, Inc.
                               1,782,862 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholders of 685,715 shares of our common stock and 1,097,147 shares of common stock issuable upon exercise of outstanding warrants, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Please see the "Selling Stockholders" section in this prospectus for a complete description of all of the selling stockholders.

      We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants or options that may be exercised by the selling stockholders, if any. We will pay the expenses of registering these shares.

      Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "ZYNX." The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on July 2, 2004, was $2.24.

                                   ---------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                   ---------

      THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ______________, 2004.

                               PROSPECTUS SUMMARY

OUR BUSINESS

      We have developed a product line to compete in the electrotherapy market as well as a unique product, the NeuroMove, for the stroke rehabilitation market segment. All our products are cleared by the Food and Drug Administration for sale in the United States. In the United States, our products require a physician's prescription before they can be dispensed. A majority of our products have been developed by our founder, Thomas Sandgaard.

      The business model is developed around the physician's prescription being considered an "order" -- to provide the product to the patient. Then we bill the patient's private insurance or Medicare for payment. We promote our standard electrotherapy products to physicians through a direct sales force or by using various marketing tools to both consumers and specialty physicians for our stroke rehabilitation product. Our stroke rehabilitation product is marketed directly to the end-users and physicians who specialize in rehabilitation.

      For the three months ended March 31, 2004, we generated revenues of $262,941 and had a net loss of $180,617. In addition, for the year ended December 31, 2003, we generated revenues of $1,083,912 and had a net income of $40,697.

      Our principal offices are located at 8100 South Park Way, Suite A-9, Littleton, CO 80120, and our telephone number is (303) 703-4906. We are a Nevada corporation.

                                  THE OFFERING

Common stock offered by selling stockholders..............    1,782,862  shares,  of which  685,715 are  currently
                                                              issued and  outstanding  and  1,097,147 are issuable
                                                              upon exercise of outstanding  warrants.  This number
                                                              represents  approximately  7.3% of our common  stock
                                                              to be outstanding after the offering.
Common stock to be outstanding after the offering.........    24,520,238  shares,  which  assumes the  exercise of
                                                              all shares  underlying  outstanding  warrants  being
                                                              registered in this offering.
Use of proceeds...........................................    We will not  receive any  proceeds  from the sale of
                                                              the  common  stock.  However,  we will  receive  the
                                                              sale  price  of any  common  stock  we  sell  to the
                                                              selling stockholders upon exercise of the warrants.
Over-The-Counter Bulletin Board Symbol....................    ZYNX

             The above information is based on 23,423,091 shares of
                  common stock outstanding as of June 29, 2004.

                                  RISK FACTORS

      This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment as a result of these risks.

RISKS RELATED TO OUR BUSINESS

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO GROW OUR BUSINESS. WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

      Our ability to grow depends significantly on our ability to expand our operations through internal growth and by acquiring other companies or assets that require significant capital resources. We may need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies such as:

      o     shortfalls in anticipated revenues or increases in expenses;

      o     the development of new services; or

      o the expansion of our operations, including the recruitment of additional personnel.

      We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If alternative sources of financing are insufficient or unavailable, we may be required to modify our growth and operating plans in accordance with the extent of available financing. Any additional equity financing may involve substantial dilution to our then existing shareholders.

MANY OF OUR POTENTIAL COMPETITORS COULD BE LARGER THAN US AND HAVE GREATER FINANCIAL AND OTHER RESOURCES THAN WE DO AND THOSE ADVANTAGES COULD MAKE IT DIFFICULT FOR US TO COMPETE WITH THEM.

      Substantial competition can be expected in the future in the areas of stroke rehabilitation and incontinence treatment. Competitors may have substantial financial, technical, marketing, and other resources. Competition could result in price reductions, fewer orders, reduced gross margins, and loss of market share. These companies may use standard or novel signal processing techniques. Other companies may develop rehabilitation products that perform better and/or are less expensive than our products. Competitors may develop products that are substantially equivalent to our FDA approved products, thereby using our products as predicate devices to more quickly obtain FDA approval for their own. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

FAILURE TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES COULD RESULT IN DECREASED REVENUES.

      The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from creating products in the medical device industry. As a result, our success will depend, in part, on our ability to develop and market product offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

WE ARE DEPENDENT ON THE SALE OF OUR FOUR PRODUCTS, EACH OF WHICH HAS COMPETITION, TO GENERATE REVENUES, THE LOSS OF WHICH COULD SIGNIFICANTLY REDUCE REVENUE.

      NeuroMove NM900, IF8000, TruWave, and E-Wave are all relatively new products. Even though there is now an established market for all these products, we may not succeed in building sufficient market share in each market niche. This is especially true for the TruWave and the E-Wave. We also distribute the AM800 device and other products from several other manufacturers. Too low a market share could eventually prevent profitability, because we depend on sales of these products for a substantial part of Zynex's revenue.

WE ARE DEPENDENT ON REIMBURSEMENT FROM INSURANCE COMPANIES; CHANGES IN INSURANCE REIMBURSEMENT POLICIES COULD RESULT IN DECREASED OR DELAYED REVENUES

      A large percentage of our revenues come from reimbursement from insurance companies. Upon delivery of our products to our customers, we directly bill the customers' private insurance company for reimbursement. If insurance companies do not pay their bills on a timely basis or if they change their policies to exclude coverage for our products, we could experience delayed revenue recognition or a decline in our revenue.

A MANUFACTURER'S INABILITY TO PRODUCE OUR GOODS ON TIME AND TO OUR SPECIFICATIONS COULD RESULT IN LOST REVENUE AND NET LOSSES.

      A third-party manufacturer assembles and manufactures a large portion of our products. Our products are manufactured to our specifications by manufacturers. The inability of a manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenues would decrease and we would incur net losses as a result of sales of the product, if any sales could be made. Because of the timing and seriousness of our business, and the medical device industry in particular, the dates on which customers need and require shipments of products from us are critical. Further, because quality is a leading factor when customers and retailers accept or reject goods, any decline in quality by our third-party manufacturers could be detrimental not only to a particular order, but also to our future relationship with that particular customer.

IF WE NEED TO REPLACE MANUFACTURERS, OUR EXPENSES COULD INCREASE RESULTING IN SMALLER PROFIT MARGINS.

      We compete with other companies for the production capacity of our manufacturers and import quota capacity. Some of these competitors have greater financial and other resources than we have, and thus may have an advantage in the competition for production and import quota capacity. If we experience a significant increase in demand, or if we need to replace an existing manufacturer, we may have to expand our third-party manufacturing capacity. We cannot assure you that this additional capacity will be available when required on terms that are acceptable to us or similar to existing terms which we have with our manufacturers, either from a production standpoint or a financial standpoint. We enter into a number of purchase order commitments specifying a time for delivery, method of payment, design and quality specifications and other standard industry provisions, but do not have long-term contracts with any manufacturer. None of the manufacturers we use produces our products exclusively.

      Should we be forced to replace one or more of our manufacturers, then we may experience an adverse financial impact, or an adverse operational impact, such as being forced to pay increased costs for such replacement manufacturing or delays in distribution and delivery of our products to our customers, which could cause us to lose customers or lose revenues because of late shipments.

OUR BUSINESS IS EXPOSED TO DOMESTIC AND FOREIGN CURRENCY FLUCTUATIONS; NEGATIVE CHANGES IN EXCHANGE RATES COULD RESULT IN GREATER COSTS.

      Most of Zynex's revenue, expenses, and capital spending will be transacted in US dollars. Zynex's exposure to market risk for changes in interest rates relate primarily to Zynex's cash and cash equivalent balances, marketable securities, investment in sales-type leases, and loan agreements. The majority of Zynex's investments may be in short-term instruments and therefore subject to fluctuations in US interest rates. Due to the nature of such short-term investments, we cannot assure you that this will not have a material adverse impact on our financial condition and results of operations.

IF WE ARE UNABLE TO RETAIN THE SERVICES OF MR. SANDGAARD OR IF WE ARE UNABLE TO SUCCESSFULLY RECRUIT QUALIFIED MANAGERIAL AND SALES PERSONNEL HAVING EXPERIENCE IN BUSINESS, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

      Our success depends to a significant extent upon the continued service of Mr. Thomas Sandgaard, our Chief Executive Officer, Chief Financial Officer and currently sole director. Loss of the services of Mr. Sandgaard could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Mr. Sandgaard. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

HOSPITALS AND CLINICIANS MAY NOT BUY, PRESCRIBE OR USE OUR PRODUCTS IN SUFFICIENT NUMBERS, WHICH COULD RESULT IN DECREASED REVENUES.

      Hospitals and clinicians may not accept the NeuroMove NM900, IF8000, TruWave, or E-Wave products as effective, reliable, and cost-effective. Factors that could prevent such institutional customer acceptance include:

      - If customers conclude that the costs of these products exceed the cost savings associated with the use of these products;

      - If customers are financially unable to purchase these products;

      - If adverse patient events occur with the use of these products, generating adverse publicity;

      - If we lack adequate resources to provide sufficient education and training to Zynex's customers; and

      - If frequent product malfunctions occur, leading clinicians to believe that the products are unreliable.

      If any of these or other factors results in the non-use or non-purchase of our products, we will have reduced revenues to work from.

AS A RESULT OF BEING IN THE MEDICAL DEVICE INDUSTRY, WE NEED TO MAINTAIN SUBSTANTIAL INSURANCE COVERAGE, WHICH COULD BECOME VERY EXPENSIVE OR HAVE LIMITED AVAILABILITY.

      Our marketing and sale of products and services related to the medical device field creates an inherent risk of claims for liability. As a result, we carry product liability insurance with an aggregate limit of $2,000,000 and $1,000,000 per occurrence and will continue to maintain insurance in amounts we consider adequate to protect us from claims. We cannot, however, be assured to have resources sufficient to satisfy liability claims in excess of policy limits if required to do so. Also, there is no assurance that our insurance provider will not drop our insurance or that our insurance rates will not substantially rise in the future, resulting in increased costs to us or forcing us to either pay higher premiums or reduce our coverage amounts which would result in increased liability to claims.

OUR FUTURE DEPENDS UPON OBTAINING REGULATORY APPROVAL OF ANY NEW PRODUCTS AND/OR MANUFACTURING OPERATIONS WE DEVELOP; FAILURE TO OBTAIN REGULATORY APPROVAL COULD RESULT IN INCREASED COSTS AND LOST REVENUE.

      Before marketing any new products, we will need to complete one or more clinical investigations of each product. There can be no assurance that the results of such clinical investigations will be favorable to us. We may not know the results of any study, favorable or unfavorable to us, until after the study has been completed. Such data must be submitted to the FDA as part of any regulatory filing seeking approval to market the product. Even if the results are favorable, the FDA may dispute the claims of safety, efficacy, or clinical utility and not allow the product to be marketed. The sale price of the product may not be enough to recoup the amount of our investment in conducting the investigative studies.

WE MAY INCUR SUBSTANTIAL EXPENSES AND CAN BE EXPECTED TO INCUR LOSSES.

      The area of medical device research is subject to rapid and significant technological changes. Developments and advances in the medical industry by either competitors or neutral parties can affect our business in either a positive or negative manner. Developments and changes in technology that are favorable to us may significantly advance the potential of our research while developments and advances in research methods outside of the methods we are using may severely hinder, or halt completely our development.

      We are a small company in terms of employees, technical and research resources and capital. We are expected to have significant research and development, sales and marketing, and general and administrative expenses for several years. These amounts may be expended before any commensurate incremental revenue from these efforts may be obtained. These factors could hinder our ability to meet changes in the medical industry as rapidly or effectively as competitors with substantially more resources.

WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS, TRADE SECRETS AND OTHER INTELLECTUAL PROPERTY RIGHTS THAT ARE IMPORTANT TO OUR BUSINESS.

      We regard our trademarks, trade secrets and other intellectual property as an integral component of our success. We rely on trademark law, trade secret protection and confidentiality and/or license agreements with employees, customers, partners and others to protect our intellectual property. Effective trademark and trade secret protection may not be available in every country in which our products are available. We cannot be certain that we have taken adequate steps to protect our intellectual property, especially in countries where the laws may not protect our rights as fully as in the United States. In addition, if our third-party confidentiality agreements are breached there may not be an adequate remedy available to us. If our trade secrets become publicly known, we may lose our competitive position.

SUBSTANTIAL COSTS COULD BE INCURRED DEFENDING AGAINST CLAIMS OF INFRINGEMENT.

      Other companies, including competitors, may obtain patents or other proprietary rights that would limit, interfere with, or otherwise circumscribe Zynex's ability to make, use, or sell products. Should there be a successful claim of infringement against us and if we could not license the alleged infringed technology, business and operating results could be adversely affected. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions for which important legal principles remain unresolved. Any litigation claims against us, independent of their validity, may result in substantial costs and the diversion of resources with no assurance of success. Intellectual property claims could cause us to:

      - cease selling, incorporating, or using products that incorporate the challenged intellectual property,

      - obtain a license from the holder of the infringed intellectual property right on reasonable terms, if at all, and

      - re-design Zynex's products incorporating the infringed intellectual property.

COMMERCIALIZATION OF OUR PRODUCTS COULD FAIL IF IMPLEMENTATION OF OUR SALES AND MARKETING STRATEGY IS UNSUCCESSFUL.

      A significant sales and marketing effort may be necessary to achieve the level of market awareness and sales needed to achieve profitability. We currently have only limited sales and marketing experience, both in the US and abroad, which may limit our ability to successfully develop and implement our sales and marketing strategy. We need to:

- hire and train sales and clinical specialists;

- build a strong direct sales force;

- manage geographically dispersed operations;

- encourage customers to rent or purchase products;

- explore potential OEM relationships and assure that OEMs provide appropriate educational and technical support; and

- promote frequent product use to increase sales of consumables.

      The failure to successfully create and implement a sales and marketing strategy could result in increased costs and net losses.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY RELIANCE ON SOLE SUPPLIERS.

      Certain essential product components may be supplied by separate sole, or a limited group of, suppliers. Some components may be purchased through purchase orders rather than through long term supply agreements and large volumes of inventory may not be maintained. There may be shortages and delays in obtaining certain product components. Disruption of the supply or inventory of components could result in a significant increase in the costs of these components or could result in an inability to meet the demand for our products. In addition, if a change in the manufacturer of a key component is required, qualification of a new supplier may result in delays and additional expenses in meeting customer demand for products.

WE MAY NOT BE ABLE TO OBTAIN CLEARANCE OF A 510 (K) NOTIFICATION OR APPROVAL OF A PRE-MARKET APPROVAL APPLICATION WITH RESPECT TO ANY PRODUCTS ON A TIMELY BASIS, IF AT ALL.

      If timely clearance or approval of products is not obtained, our business could be materially adversely affected. Clearance of a 510 (k) notification may also be required before marketing certain previously marketed products, which have been modified after they have been cleared. Planned enhancements to our current products are thought not to necessitate the filing of a new 510(k) notification. Should the FDA so require, the filing of a new 510(k) notification for the modification of the product may be required prior to marketing any modified devices.

THE FDA ALSO REQUIRES ADHERENCE TO GOOD MANUFACTURING PRACTICES (GMP) REGULATIONS, WHICH INCLUDE PRODUCTION DESIGN CONTROLS, TESTING, QUALITY CONTROL, STORAGE, AND DOCUMENTATION PROCEDURES.

      To determine whether adequate compliance has been achieved, the FDA may inspect our facilities at any time. Such compliance can be difficult and costly to achieve. Our compliance status may change due to future changes in, or interpretations of, FDA regulations or other regulatory agencies. Such changes may result in the FDA withdrawing marketing clearance or requiring product recall. In addition, any changes or modifications to a device or its intended use may require us to reassess compliance with Good Manufacturing Practices guidelines, potentially interrupting the marketing and sale of products. Failure to comply with regulations could result in enforceable actions, including product seizures, product recalls, withdrawal of clearances or approvals, and civil and criminal penalties.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, THE FAILURE TO COMPLY WITH WHICH COULD RESULT IN SIGNIFICANT PENALTIES.

      Numerous state and federal government agencies extensively regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. Our failure or inability to comply with applicable laws and governmental regulations may result in civil and criminal penalties, which we are unable to pay or may cause us to curtail or cease operations. We must also expend resources from time to time to comply with newly adopted regulations, as well as changes in existing regulations. If we fail to comply with these regulations, we could be subject to disciplinary actions or administrative enforcement actions.

OUR PRINCIPAL OFFICER AND DIRECTOR OWNS A CONTROLLING INTEREST IN OUR VOTING STOCK AND INVESTORS WILL NOT HAVE ANY VOICE IN OUR MANAGEMENT.

      Our officer and current sole director, Thomas Sandgaard, beneficially own approximately 83% of our outstanding common stock. As a result, Mr. Sandgaard will have the ability to control substantially all matters submitted to our stockholders for approval, including:

      - election of our board of directors;

      - removal of any of our directors;

      - amendment of our certificate of incorporation or bylaws; and

      - adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

      As a result of his ownership and position, Mr. Sandgaard is able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by Mr. Sandgaard, or the prospect of these sales, could adversely affect the market price of our common stock. Mr. Sandgaard's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISKS RELATING TO OUR COMMON STOCK

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

      Since our common stock is not listed or quoted on any exchange or on NASDAQ, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders of our company. There will be no proceeds to us from the sale of shares of common stock in this offering. However, in the event that our outstanding warrants are exercised, we may receive proceeds of up to $1,971,656.33. Any such proceeds will be used for working capital purposes. There can be no assurance that any of these warrants will be exercised.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock is currently traded on the OTC Electronic Bulletin Board under the symbol "ZYNX."

      The following table sets forth the range of high and low closing bid quotations for our common stock for each quarter of the last two fiscal years, as reported on the Bulletin Board. The quotations represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions.

                 PERIOD                   HIGH     LOW
                 ------                   ----     ---

 YEAR ENDED DECEMBER 31, 2002:
           Fourth Quarter (1)             1.00     0.75

 YEAR ENDED DECEMBER 31, 2003:
           First Quarter .....            1.25     0.10
           Second Quarter ....            1.45     0.20
           Third Quarter .....            1.00     0.15
           Fourth Quarter (2)             2.50     0.03

YEAR ENDED DECEMBER 31, 2004:
           First Quarter .....            3.05     2.00
           Second Quarter ....            4.10     1.90

----------
      (1) Our stock first started trading December 30, 2002.
      (2) Reflects a 40:1 reverse split on December 16, 2003.

      On July 2, 2004, the closing sale price for our common shares, as reported by the Bulletin Board, was $2.24 per share.

      As of June 29, 2004, there were 23,423,091 shares of common stock outstanding and there were approximately 221 registered holders of our common stock.

                                 DIVIDEND POLICY

      We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on the Common Shares in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements of our business. Any future determination to pay cash dividends will be at the discretion of the Board and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                            AND RESULTS OF OPERATIONS

      Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

      o     discuss our future expectations;
      o contain projections of our future results of operations or of our financial condition; and
      o     state other "forward-looking" information.

      We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

OVERVIEW

      Improved collection of claims and institution of more rigorous sales procedures instituted during the quarter ended March 31, 2004 are beginning to show results in increasing the speed and amounts of funds received for product sales and rentals. The fact that we were able to obtain small amounts of external equity financing during the quarter enabled us to hire additional personnel in the sales function. This action is beginning to show positive results as these sales people enhance their competency as regards our products and familiarize themselves with our operating procedures. A unique aspect of our medical device business is the need to pay for inventory and sales remuneration as much as several months before we begin receiving insurance reimbursement for the device. This creates the situation where, unless sales growth is managed to fit cash flow, we need injections of equity or debt to handle cash requirements resulting from the aggregation and accumulation of sales expenses. In order to accelerate market penetration and sales growth, we require additional capital.

      Dependent on the amount of such additional capital available to the company, present plans are to invest a substantial portion of it in sales and marketing, manufacturing the inventory to support sales, and infrastructure to smoothly process the resulting transactions. Amounts of up to $5.0 million could be reasonably employed in this manner this year. We constantly evaluate the alternative methods to obtain this capital on the most favorable terms. However, there can be no assurance that we will be able to locate sources of capital on such terms.

      On June 4, 2004, we sold 685,715 shares of our common stock in a private placement for $1,030,000 to five accredited investors. In connection with the sale, we issued 342,858 class A warrants, 685,716 class B warrants and 22,858 class C warrants, with each warrant representing the right to purchase one share of our common stock at an exercise price of $1.75, $2.00 and $0.01, respectively, per share until one hundred fifty (150) days after the effective date of this registration statement. The Class A Warrants expire on the 150th day after the actual effective date during which a registration statement has been available for use by the holder for resale under the Securities Act of 1933 of the common stock issuable upon exercise of the Class A Warrants. The Class B, Class C and Broker Warrants expire on June 4, 2009.

      We currently have 19 full time employees compared to nine during 2003. This increase reflects expansion of our sales and claims departments made available through funding that the company received since completing its reverse acquisition transaction. These expansions mark the beginning of our program to ramp up introduction of our NeuroMove(TM) stroke rehabilitation product and conventional product offerings. Expansion of the claims department was undertaken to be able to more readily process in a timely fashion the insurance billings from an increased level of activity. We anticipate, subject to adequate financing levels, we will continue to expand both departments, as well as production, in order to continually accelerate product volumes and revenues.

CRITICAL ACCOUNTING POLICIES

      Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We monitor our estimates on an on-going basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.

      We have identified the policies below as critical to our business operations and the understanding of our results of operations.

      Revenue Recognition. Sales and rental income is recognized when a product has been medically prescribed and dispensed to a patient and, when applicable, a claim prepared by the Company has been filed with the patient's insurance provider.

      Provision for Sales Returns, Allowances and Bad Debts. The Company maintains a provision for sales allowances, returns and bad debts. Sales returns and allowances result from reimbursements from insurance providers that are less than amounts claimed, as provided by agreement, where the amount claimed by the Company exceeds the insurance provider's usual, customary and reasonable reimbursement rate and when units are returned because of benefit denial. The provision is provided for by reducing gross revenue by a portion of the amount invoiced during the relevant period. The amount of the reduction is estimated based on historical experience.

      Reserve for Obsolete/Excess Inventory. Inventories are stated at the lower of cost or market. We regularly review our inventories and, when required, will record a provision for excess and obsolete inventory based on factors that may impact the realizable value of our inventory including, but not limited to, technological changes, market demand, regulatory requirements and significant changes in our cost structure. If ultimate usage varies significantly from expected usage, or other factors arise that are significantly different than those anticipated by management, inventory write-downs or increases in reserves may be required.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

      Net sales and rental revenues for year ended December 31, 2003 were $1,083,912 as compared with $1,281,823 for year ended December 31, 2002. The decrease of $197,911, or 15.4%, was due to a decision made by Zynex to reduce its sales staff in early 2003. During 2002, the company expanded its sales force and experienced a rapid increase in sales. However, the company didn't have sufficient resources necessary to finance the increased working capital requirements nor create the infrastructure, i.e., customer service, claims processing, operations, etc., required to support this increased growth. Therefore, operations were scaled back to allow the company time to seek new sources of capital and begin developing the systems and processes needed to support a higher level of sales.

      Cost of sales and rentals declined $151,602 from $337,683 in 2002 to $186,081 in 2003. Cost of sales and rentals as a percentage of net sales and rental revenue declined from 26.3% in 2002 to 17.2% in 2003. The decrease in cost of sales and rentals is due to lower sales volume and the product mix of sales. The decrease in cost of sales and rentals as a percentage of net sales and rental revenue is due to an increase in manufactured products sold in relation to product purchased for resale. Manufactured products yield higher gross margins than products purchased for resale.

      Selling, general and administrative expense decreased $98,767 to $762,819 in 2003. The decline in selling, general and administrative is due to a decrease of $156,523 in sales commission expense offset by an increase in legal expense of $40,569.

      The provision (benefit) for income taxes was 37.9% of income before income taxes in 2003 versus (11.8%) in 2002. The benefit of $2,200 recorded in 2002 results from utilization of net operating carryovers generated in 2001.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2003

NET SALES AND RENTAL INCOME

      Net sales for the three months ended March 31, 2004 decreased 10.1% to $262,941 compared with $292,335 for the three months ended March 31, 2003. This decrease is primarily due to higher than normal credits recorded for sales allowances and returns during the quarter ended March 31, 2004.

GROSS PROFIT

      Gross profit for the three months ended March 31, 2004 decreased $34,273, or 13.7%, compared to the three months ended March 31, 2003. The decrease occurred despite higher unit shipments during the quarter ended March 31, 2004. The gross profit generated by these higher unit sales was offset by the reduction in revenue that resulted from the increase in the provision for sales allowances and returns. The gross profit margin for the three months ended March 31, 2004 was 82.5% as compared with 85.9% for the three months ended March 31, 2003.

SELLING, GENERAL AND ADMINISTRATIVE

      Selling, general and administrative expenses increased from $196,026 for the three-month period ended March 31, 2003 to $387,767 for the three-month period ended March 31, 2004. The increase is due to stock compensation expense of $61,727 recognized during the quarter ended March 31, 2004 for warrants issued to consultants for services rendered relating to our reverse merger, increased accounting expenses relating to our initial audit, legal fees incurred in connection with the reverse merger and higher payroll costs due to an increase in headcount.

INCOME TAX PROVISION

      The income tax benefit recorded for the quarter ended March 31, 2004 is based on the estimated annualized effect of carrying back current period net operating losses to prior years.

LIQUIDITY AND CAPITAL RESOURCES

      We have a deficit in working capital of $193,985 as of March 31, 2004. New debt financing and proceeds from the sale of common stock of $236,332 was used to finance new equipment and operating activities. In order to maintain current operating levels during the balance of fiscal 2004, we will need to refinance existing notes payable due in 2004 and obtain new debt or equity financing. We are currently evaluating potential sources of additional capital.

      Following is a summary of cash flows for year ended December 31, 2002 and 2003:

                                                           2002        2003
                                                           ----        ----

Net cash provided from operations ...................   $ 50,492    $ 189,084
Net cash provided from (used in) investing activities      2,108      (10,004)
Net cash used in financing activities ...............    (54,276)    (179,080)
                                                        --------    ---------
  Net increase (decrease) in cash ...................   $ (1,676)   $      --
                                                        ========    =========

      Net cash provided from operations of $189,084 in 2003 was $138,592 higher that 2002. The increase was primarily due to a decrease in accounts receivable attributed to lower sales in 2003.

      Net cash used in investing activities was $10,004 in 2003 and consisted of additions to property and equipment (principally computers and peripherals) as compared to $2,108 provided by investing activities in 2002 resulting primarily from decreased deposits.

      Net cash used in financing activities was $179,080 in 2003 versus $54,276 in 2002. The increase in net cash used in financing activities was due to repayment of advances from stockholder and higher principal payments on notes payable and capital lease obligations.

      We believe that available cash will be adequate to fund our cash requirements for the current year. However, if we are unsuccessful in increasing revenues to plan levels, or if actual spending exceeds our estimates, we may be required to find other sources of financing or reduce our operating costs.

      Contractual obligations at March 31, 2004 consist of the following:

                                                       Payments Due by Period
                                     ----------------------------------------------------
                                                Less than                          After
                                      Total      1 year    1-3 years  4-5 years   5 years
                                      -----     ---------  ---------  ---------   -------
Notes payable ....................   $133,714   $133,714   $     --    $     --   $   --
Long-term obligations ............    130,074     78,566     37,689      13,819       --
Capital lease obligations ........     23,628     10,905     12,723          --       --
Operating leases .................    460,564     63,664    306,544      90,356       --
                                     --------   --------   --------    --------   ------
Total contractual cash obligations   $747,980   $286,849   $356,956    $104,175   $   --
                                     ========   ========   ========    ========   ======

                               PLAN OF OPERATIONS

      The plan of operations for the next twelve months involves creating the internal infrastructure required to support increased revenues, increasing the number of field sales representatives by a factor of 15, procuring and producing sufficient stocks of inventory (both in-house and inventories consignable to clinics and the like) to support increased sales activities, ensuring that adequate quality systems meeting all regulatory requirements exist and developing marketing strategies to increase awareness of our products and their unique capabilities. We have already taken steps towards building our infrastructure by filling the positions of Vice President of Sales, Director of Marketing and Director of Finance. We are currently recruiting a Director of Operations. In June, 2004, we also launched a recruiting campaign to attract field sales representatives. In addition, we have expanded our billing and collection department. A new patient database system designed to improve billing, collection and inventory tracking is nearing completion and should begin operation during the third quarter 2004.

      On June 4, 2004, we received net proceeds of approximately $1,030,000 from the sale of 684,715 shares of common stock plus warrants. Although we believe we have sufficient cash to execute our operating plans during the next twelve months, a change in variables such as the actual rate of growth could create a need for additional capital.

BUSINESS

HISTORY

      Zynex Medical, Inc., our wholly-owned operating subsidiary, was incorporated under the laws of the state of Colorado on March 3, 1998, under the name of "Stroke Recovery Systems, Inc." On October 1, 2003, Zynex Medical acquired, through a merger, the assets and the liabilities of Dan Med, Inc. and changed its name to "Zynex Medical, Inc."

      Dan Med was established with its main activities being the importation of European made devices for electrotherapy until 1999, when Dan Med began developing and manufacturing its own line of electrotherapy devices. Its own products now constitute over 80% of Dan Med sales and are continuously growing.

      Stroke Recovery Systems was established with its main activity being to provide electrotherapy devices for homecare to US patients suffering the effects of a stroke. Until the beginning of 2002, 95% of all Stroke Recovery Systems' revenues were generated from an imported product, the AutoMove. In early 2002, Stroke Recovery Systems introduced the entire Dan Med product line of standard electrotherapy products by adding a small sales force. In 2002, standard electrotherapy products generated over 75% of Stroke Recovery Systems' revenues.

      In 2003, Stroke Recovery Systems and Dan Med were merged in order to simplify the operating and capital structure of both companies.

      We have developed a strong product line to compete in the electrotherapy market as well as a unique product, the NeuroMove(TM), for the stroke rehabilitation market segment. We are not currently aware of any competition in this very attractive market segment. All our products are cleared by the Food and Drug Administration for sale in the United States, backed up by a significant volume of scientific evidence, and generally accepted in the medical community. In the United States, our products require a physician's prescription before they can be dispensed. All our products have been developed by our founder, Thomas Sandgaard.

      The business model is developed around the physician's prescription being considered an "order" -- to provide the product to the patient. Then we bill the patient's private insurance or Medicare for payment. We promote our standard electrotherapy products to physicians through a direct sales force or by using various marketing tools to both consumers and specialty physicians for our stroke rehabilitation product. Our NeuroMove(TM) stroke rehabilitation product is marketed directly to the end-users and physicians who specialize in rehabilitation.

DESCRIPTION OF THERAPY DEVICES AND TECHNIQUES

      Electrotherapy is gaining acceptance in the United States as its established use continues to grow worldwide. Electrical stimulation is not known to have any side effects, which is a significant advantage over most medications used for relief of pain or other therapies. Applications for this treatment technique are many and include: pain relief, increasing blood flow, reducing edema, preventing venous thrombosis, increasing a patient's range-of-motion, preventing muscle disuse atrophy, reducing urinary incontinence and stroke and spinal cord injury rehabilitation.

      Technically, electrotherapy pain relief is accomplished by the introduction of an electrical current applied through surface electrodes, which "distorts" a pain signal on its way to the central nervous system and the brain. Applying higher levels of electricity causes muscle contractions and, depending on the placement of electrodes, may improve any of the conditions mentioned above.

      All our units are designed to be used in a home setting, thus being very cost effective compared to traditional therapy, easy to use and producing outcomes such as improved mobility, less pain, and an ability to get back to work significantly earlier than with traditional therapies.

PATIENT NEEDS AND CLINICAL OUTCOMES

Pain.

      Electrical stimulation has been shown to reduce most types of local pain, such as tennis elbow, neck or low back pain, arthritis, and so forth. The devices used to accomplish this are commonly described as TENS devices (Transcuteanous Electrical Nerve Stimulation). Electrical stimulation is often chosen as an alternative to or in combination with regular pain medication. Both patients who suffer from acute pain (i.e., shortly after an injury) and chronic pain can benefit from treatment by TENS and similar type devices. Numerous clinical studies have been published over several decades showing the effectiveness of TENS for pain relief. TENS is sometimes more effective than medication. We have developed two products in this category, the TruWave, a digital TENS device and the IF8000, an interferential stimulator which offers a deeper and stimulation. The TruWave is a "traditional" TENS type unit whereas the IF8000 is a very sophisticated unit with pain alleviating, biofeedback, and neuromuscular training settings. Both these products have been approved by the FDA and are available to the market.

Muscle related problems.

      Electrical muscle stimulation is technically achieved in the same fashion as TENS and by increasing the electrical intensity to cause muscle contractions. A built-in timer assures that the muscles do not fatigue too easily. Many modalities usually performed with regular physical therapy can be replaced by NeuroMuscular Electrical Stimulation (NMES) devices for use in a patient's home. Common applications are to prevent disuse atrophy, increasing strength, increasing range-of-motion, and increasing local blood circulation. NMES is commonly considered a complement to physical therapy to improve overall patient outcomes. We have developed a specific digital device, the E-Wave, for this application. The IF8000 also has the capability to be programmed for NMES applications. Both the IF8000 and the E-Wave are cleared by the FDA and available to the market.

Post-op recovery:

      Electrical stimulation is found to be effective in preventing deep venous thrombosis immediately after surgery, as well as for pain relief, to improve local blood circulation and for reducing edema. The most common application is immediately post-orthopedic surgery. We believe the IF8000 is the most effective of our products for these applications.

      A stroke usually impacts a stroke survivor's mobility, speech, and memory. A stroke most often only impacts one side of the body, opposite the part of the brain where the stroke occurred. It is documented that 70% of all stroke survivors have significant mobility impairments after the acute stage and, in most cases, have to live with the disability for the rest of their lives.

      The need to regain movement capability in their extremities exists for nearly all of the 4 million stroke survivors in the United States who suffer from mobility impairments in upper and/or lower extremities.

      Our NeuroMove(TM) NM900 serves the need for, first and foremost, a hope that further patient improvements over their current physical ability plateaus are possible. After using the device, the patient increases mobility and can engage in more activities, becoming more productive for himself, as well as reducing the accident risk due to mobility impairments. Device payers (private insurance, Medicare and Medicaid) may, in our opinion, experience less total cost for caring for stroke victims, due to fewer accidents and a reduction in expensive rehabilitation when compared to traditional post-stroke treatment regimes. Physicians can, with the NeuroMove(TM), offer a new treatment option, specifically for stroke patients, that will significantly improve their clinical outcomes. The NeuroMove(TM) has been specifically approved by the FDA for stroke rehabilitation. We have recently launched this new product into the market.

      There are approximately 4 million stroke survivors in the United States who have an impeded ability to move their limbs. This number is expected to grow more than 8% annually for the near future as the population ages. The annual cost to society of caring for stroke victims is approximately $45 billion, including direct costs, lost productivity, etc. The inability to move one's arm and/or hand and/or leg has a substantial psychological impact on a stroke victim. In addition, stroke victims commonly suffer additional injuries due to their inability to protect themselves if they are falling or stumbling.

OUR MARKET

      The annual domestic market for standard electrotherapy products is currently around $400 million and is experiencing a moderate growth rate, while the market for stroke rehabilitation technology has only started to develop in our opinion. There are over 4 million stroke survivors in the United States alone with a need for stroke recovery therapy equipment.

      We plan to focus on developing the stroke rehabilitation market segment with our unique technology. This market segment is believed to offer us the greatest potential for profitable, massive growth. We plan to increase our penetration of the market for standard electrotherapy products by expanding our sales organization. These products can not only add sales growth with high profit margins, but are a significant addition to building manufacturing and R&D efficiency, due to the common technology platform.

      Key characteristics of the target markets are:

      * A long time is generally required to collect payment from insurance carriers (averages 100 to 200 days).

      * Significant insurance "adjustments" are made by the insurance companies prior to payment.

      * Management believes that a unique opportunity exists in the stroke and spinal cord injury rehabilitation markets, which show a type of demand of a large number of patients willing to privately pay for a product such as the NeuroMove(TM).

      Our strategy is to use our core technology to grow in two different market segments: the market for standard electrotherapy and the market for stroke rehabilitation equipment. The geographical focus will continue to be the United States market. International expansion may come only after securing a strong position in the United States.

      Marketing of our products has been accomplished through the use of commission sales people who call on doctors and therapists. The doctors and therapists then write a prescription for our products, which the patient sends to us for fulfillment. This method of sales is expected to continue for our products other than the NeuroMove(TM). In January 2003, we had to cut our sales force for products other than the NeuroMove(TM) from ten people to three. This was necessitated by the need to improve receivables collections so that they would cover the cost of goods sold, sales commissions, order processing, and so forth. As collections from standard products improve, it is our intent to add sales force in that market segment, as we believe we can grow the standard product revenues significantly with more sales people in the field.

MANUFACTURING AND PROCESSING

      Our strategy in manufacturing consists of the following elements:

      * At all times, comply with relevant regulatory requirements and regulations.

      * Use contract manufacturers as much as possible, thereby avoiding large capital investments and being able to respond to changes in volume as fast as possible. Domestically and internationally, there is a large pool of highly qualified contract manufacturers for the type of devices we manufacture, which also ensures a very competitive bidding process.

      * Purchase the components themselves, to ensure a consistent quality to the manufacturing base and to give us the ability to undertake the initial quality control of the components. It is faster to approve second sources by having the components come to our facility and avoiding shortcuts potentially made by the contract assembly company.

      * Test all units 100% in a real-life environment to ensure the highest possible quality and the safety of patients. This allows us to establish and maintain a quality image as a company and reduce the cost of warranty repairs.

      All assembly of units as well as testing is accomplished in-house. There are no contracts with third party manufacturers. There are many producers of the types of subassemblies needed to manufacture our products; thus, we have not found it necessary to contract with any particular producer as a result.

PRODUCTS PURCHASED FOR RESALE

      We distribute a number of products from other domestic and international manufacturers in order to complement our core product line, including electrical stimulation devices and patient supplies, such as electrodes. Customarily, there are not formal contracts between vendors in the durable medical equipment industry. Replacement products and components are easily found, either from our own products or other manufacturers.

PATENTS

      We have applied for a patent on our NeuroMove(TM) technology. With regard to our other products, we believe that the products contain certain proprietary software that protects them from being copied. In the future, we may seek patents for advances to our existing products and for new products as they are developed.

REGULATORY APPROVAL AND PROCESS

      All our products are classified as Class II (Medium Risk) devices by the Food and Drug Administration (FDA) and clinical studies with our products are considered to be NSR (Non-Significant Risk Studies). Our business is governed by the FDA and all products typically require 510(k) market clearance before they can be put in commercial distribution. We are also regulated by the FDA's QSR regulation (Quality Systems Regulation), which is similar to the ISO9000 and the European EN46000 quality control regulations. All our products currently in production or manufactured by other vendors are approved for marketing in the United States under FDA's 510(k) regulations.

      To enter the European market, our products as well as our quality assurance systems will have to be approved and certified by an authorized certifying body such as TUV, UL or BSI. In the future, we may plan to go through this process as a part of its overall enhancement of the quality systems.

      Far East, Middle East, Eastern European, and Latin American markets have different regulatory requirements. We intend to comply with applicable requirements if and when we decide to enter those markets.

GOVERNMENT REGULATION

      The delivery of health care services has become one of the most highly regulated of professional and business endeavors in the United States. Both the federal government and individual state governments are responsible for overseeing the activities of individuals and businesses engaged in the delivery of health care services. Federal law and regulations are based primarily upon the Medicare and Medicaid programs. Each of these programs is financed, at least in part, with federal funds. State jurisdiction is based upon the state's interest in regulating the quality of health care in the state, regardless of the source of payment. We believe we are materially complying with applicable laws; however, we have not received or applied for a legal opinion from counsel or from any federal or state judicial or regulatory authority. Additionally, many aspects of our business have not been the subject of state or federal regulatory interpretation. The laws applicable to us are subject to evolving interpretations. If our operations are reviewed by a government authority, it may receive a determination that could be adverse to us. Furthermore, laws that are applicable to us may be amended in a manner that could adversely affect us.

      Federal health care laws apply to us when we submit a claim to Medicare, Medicaid or any other federally funded health care program. The principle federal laws that we must abide by in these situations include:

      * Those that prohibit the filing of false or improper claims for federal payment.

      * Those that prohibit unlawful inducements for the referral of business reimbursable under federally funded health care programs.

      * The federal government may impose criminal, civil and administrative penalties on anyone who files a false claim for reimbursement from Medicare, Medicaid or other federally funded programs.

      A federal law commonly known as the "anti-kickback law" prohibits the knowing or willful solicitation, receipt, offer or payment of any remuneration made in return for:

      * The referral of patients covered under Medicare, Medicaid and other federally-funded health care programs; or

      * The purchasing, leasing, ordering, or arranging for any goods, facility, items or service reimbursable under those programs.

EMPLOYEES

      As of June 24, 2004, we employed 19 full time employees, of which five are executives, 11 are administration and 3 are in sales and marketing. We also employ a number of commission sales representatives who are independent contractors. We believe our relations with all of our employees are good.

PROPERTIES

      We presently occupy 10,000 square feet of office and warehouse space in a modern office park setting in Littleton, Colorado. The space is under a five-year contract expiring in February 2009. Current rent is $45,000 a year, which will increase to $92,500 a year starting March 1, 2005 and will increase $2,500 a year thereafter. The present configuration of the space will accommodate 40-50 people. We believe that our leased property is sufficient for our current and immediately foreseeable operating needs.

LEGAL PROCEEDINGS

      From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our directors, executive officers and key executives, and their ages as of the date hereof, are as follows.

NAME               AGE   POSITION
----               ---   --------
Thomas Sandgaard   46    President, Chief Executive Officer and Director

Set forth below is a biographical description of our director and senior executive officer based on information supplied by him.

      Thomas Sandgaard is President, Chief Executive Officer and sole Director of Zynex. Mr. Sandgaard has a degree in electronics engineering from the Odense Teknikum and an MBA from the Copenhagen Business School and has worked in many different positions in industries such as semiconductors, telecommunications, data communications, and medical equipment. Mr. Sandgaard moved to the US from Denmark in 1996, where he founded DMI and Zynex Medical, Inc. in 1996 and 1998, respectively.

BOARD OF DIRECTORS

      All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our executive officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

DIRECTOR AND EXECUTIVE COMPENSATION

      Directors serve without cash compensation and without other fixed remuneration. We reimburse our directors for expenses incurred in connection with attending Board meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Since we are governed under Section 15(d) of the Exchange Act, we are not required to file reports of executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities pursuant to Section 16(a) of the Exchange Act.

                             EXECUTIVE COMPENSATION

      The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2003, 2002 and 2001 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION

                                                             Other
                                                             Annual      Restricted     Options      LTIP
   Name & Principal                Salary        Bonus       Compen-       Stock         SARs       Payouts      All Other
       Position           Year       ($)          ($)        sation ($)   Awards($)       (#)         ($)      Compensation
   ----------------       ----     ------        -----       ----------  ----------     -------     -------    ------------
Thomas Sandgaard          2003     51,525          0         Note 1          --            --         --             --
  President and Chief     2002     99,000          0         Note 1          --            --         --             --
  Executive Officer       2001     91,000          0         Note 1          --            --         --             --

(1) We also pay for 100% of Mr. Sandgaards's health insurance, dental and vision plan. In addition, two company vehicles are provided at our expense. We also pay for two home telephone lines.

EMPLOYMENT AGREEMENTS

Thomas Sandgaard

      On February 1, 2004, we entered into a three-year employment agreement with Thomas Sandgaard to serve as our President and Chief Executive Officer. The agreement expires January 31, 2007; if written notice is not given, the agreement will automatically be extended for an additional 2-year period. Initial annual compensation under the agreement is $174,000. This amount may be increased annually at the board of directors' discretion. The agreement also provides for a 50% annual bonus in the event that annual net revenue exceeds $2.25 million, insurance and benefit plans provided by us, as well as a company provided vehicle. The agreement includes a non-compete provision for the term of the agreement extended to 24 months after termination of the agreement.

EMPLOYEE STOCK INCENTIVE PLAN

      None.

OPTION GRANTS TO THE NAMED EXECUTIVE OFFICERS AND DIRECTORS AS OF MARCH 31,
2004:

      None.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      None.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding beneficial ownership of our common stock as of June 29, 2004 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

                                                                      PERCENT           PERCENT
                                                  SHARES OF        OF CLASS PRIOR     OF CLASS AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER**           COMMON STOCK       TO OFFERING         OFFERING***
--------------------------------------           ------------      --------------     --------------
Thomas Sandgaard                                  19,465,000           83.1%              79.4%
All officers, directors and key                   19,465,000           83.1%              79.4%
executives (1 Person)

**    c/o 8100 South Park Way, Suite A-9, Littleton, CO 80120.
*** Percentage based upon 24,520,238 shares of common stock, which assumes that all shares underlying warrants being registered in this Offering will be sold.

Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 29, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 23,423,091 shares of common stock outstanding on June 29, 2004, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of June 29, 2004, as described below.

                            DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

COMMON SHARES

      We are authorized to issue up to 100,000,000 shares of Common Stock, par value $.001. As of June 29, 2004, there were 23,423,091 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the board of directors, out of funds legally available. In the event of a liquidation, dissolution or winding-up of us, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully-paid and nonassessable.

PREFERRED SHARES

      We are authorized to issue up to 10,000,000 shares of preferred stock, par value $.001. As of June 29, 2004, there were no shares of preferred stock issued and outstanding. The shares of preferred stock may be issued in series and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Nevada.

WARRANTS AND OPTIONS

      As of June 24, 2004, we had outstanding warrants and options to acquire approximately 1,217,144 shares of common stock, exercisable at prices ranging between $0.01 and $2.00.

      On March 7, 2004, we issued a total of 120,000 warrants to purchase common stock for five years to an employee and two consultants for services provided; 110,000 of the warrants are exercisable at $3 per share and 10,000 warrants are exercisable at $.55 per share. The closing market quotation of the stock was $2.75 per share on March 7, 2004.

      In connection with the sale of 685,715 shares of our common stock in a private placement to five accredited investors in June 2004, we issued 342,859 class A warrants, 685,715 class B warrants and 22,858 class C warrants, with each warrant representing the right to purchase one share of our common stock at an exercise price of $1.75, $2.00 and $0.01, respectively, per share until one hundred fifty (150) days after the effective date of this registration statement. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including the issuance of common stock as a dividend on shares of common stock, subdivisions, reclassifications or combinations of the common shares or similar events. The warrants also contain provisions protecting against dilution requiring that the sale of additional shares of common shares for less than the exercise price of the warrants or the current market price of our securities results in the adjustment of the exercise price to the lower issue price. The warrants do not entitle warrant holders to any voting or other rights as a shareholder until such warrants are exercised and common shares are issued.

      Additionally, in connection with the sale of the 685,715 shares of our common stock, we agreed to issue the placement agent five-year warrants to purchases 45,715 shares of our common stock plus a number of shares of our common stock equal to 10% of the number of shares exercised by the class A and B warrant holders, at an exercise price of $0.01 per share.

TRANSFER AGENT

      Colonial Stock Transfer, 66 Exchange Place, Salt Lake City, Utah 84111, is the transfer agent and registrar for our securities.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their respective non-sale pledgees, non-sale donees, non-sale assignees and other non-sale successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
      o an exchange distribution in accordance with the rules of the applicable exchange;
      o     privately-negotiated transactions;
      o     short sales;
      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
      o     through the writing of options on the shares
      o     a combination of any such methods of sale; and
      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      The selling stockholders or their respective non-sale pledgees, non-sale donees, non-sale transferees or other non-sale successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. All of these limitations may affect the marketability of the shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

      If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

      The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and
      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must

      o obtain financial information and investment experience objectives of the person; and
      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and
      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholder will continue to own any shares of our common stock.

      The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


      For the table set forth below, Konrad Ackerman is the control person for Alpha Capital Aktiengesellschaft, Michael Finkelstein and Elizabeth Leonard are the control persons for Stonestreet Limited Partnership, Evan Schemenauer is the control person for Whalehaven Funds Limited, Evan Schemenauer, Jonathan Walk and Don Dunstan are the control persons for Greenwich Growth Fund Limited, Wilhelm Ungar is the control person for Ellis International Limited, Inc. and Timothy Wayne McAfee is the control person for J.P. Turner & Company, L.L.C.


                                        Beneficial Ownership                                  Beneficial Ownership
                                        Prior to Offering (1)                                   After Offering (1)
Name of Selling Security Holder     Shares          Percentage (2)   Shares Offered (3)    Shares         Percentage (2)
-------------------------------     ------          --------------   ------------------    ------         --------------
Alpha Capital Aktiengesellschaft     723,809 (4)        3.03%            723,809 (4)          0                 *
Ellis International Limited, Inc.    289,525 (5)        1.23%            289,525 (5)          0                 *
Greenwich Growth Fund Limited        144,763 (6)          *              144,763 (6)          0                 *
Stonestreet Limited Partnership      434,287 (7)        1.83%            434,287 (7)          0                 *
Whalehaven Funds Limited             144,763 (8)          *              144,763 (8)          0                 *
J.P. Turner & Company, L.L.C.         45,715 (9)          *               45,715 (9)          0                 *

* Less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 29, 2004 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage prior to offering is based on 23,423,091 shares of common stock outstanding; percentage after offering is based on 24,520,238 shares of common stock outstanding .

(3) Includes 1,051,432 shares of common stock underlying warrants.

(4) Includes 438,095 shares of common stock underlying warrants.

(5) Includes 175,239 shares of common stock underlying warrants.

(6) Includes 87,620 shares of common stock underlying warrants.

(7) Includes 262,858 shares of common stock underlying warrants.

(8) Includes 87,620 shares of common stock underlying warrants.

(9) Includes 45,715 shares of common stock underlying warrants.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements of Zynex Medical Holdings, Inc. as of December 31, 2003 and for the years ended December 31, 2003 and December 31, 2002, included in this prospectus, have been included herein in reliance on the report of Gordon, Hughes & Banks, LLP, independent public accountants, given on the authority of that firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Zynex Medical Holdings, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          ZYNEX MEDICAL HOLDINGS, INC.

                          INDEX TO FINANCIAL STATEMENTS

                              FINANCIAL STATEMENTS

The Financial Statements required by Item 304 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles.

YEAR ENDED DECEMBER 31, 2003
Report of Independent Public Accountants                                                                         F-1
Balance Sheet at December 31, 2003                                                                               F-2
Combined Statements of Operations for the years ended December 31, 2003 and December 31, 2002                    F-3
Combined Statements of Cash Flows for the years ended December 31, 2003 and December 31, 2002                    F-4
Combined Statement of Stockholder's Deficiency                                                                   F-5
Notes to Combined Financial Statements                                                                       F-6 to F-11

THREE MONTHS ENDED MARCH 31, 2004 - UNAUDITED
Condensed Consolidated Balance Sheet - March 31, 2004                                                            F-12
Condensed Consolidated Statements of Operations for the three months ended March 31, 2004 and 2003               F-13
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2004 and 2003               F-14
Condensed Consolidated Statement of Stockholders' Deficiency for the three months ended March 31, 2004           F-15
Notes to Condensed Consolidated Financial Statements                                                         F-16 to F-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Zynex Medical, Inc.
Littleton, Colorado

We have audited the accompanying balance sheet of ZYNEX MEDICAL, INC. (the "Company") as of December 31, 2003 and the combined statements of operations, cash flows and stockholder's deficiency for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred above present fairly, in all material respects, the financial position of ZYNEX MEDICAL, INC. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado
May 21, 2004 (except as to the last paragraph of Note 5, which is as of June 4, 2004)

                               ZYNEX MEDICAL, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 2003

                                     ASSETS

Current Assets:
 Receivables, less allowance for
  uncollectible accounts of $314,000                             $ 185,806
 Inventory                                                         166,245
 Prepaid expenses                                                    1,300
                                                                 ---------
     Total current assets                                          353,351

Property and equipment, less accumulated depreciation               67,860
Other assets                                                         9,765
                                                                 ---------
                                                                 $ 430,976
                                                                 =========

   LIABILITIES AND STOCKHOLDER'S DEFICIENCY

Current Liabilities:
 Notes payable                                                   $ 221,404
 Capital lease                                                       9,324
 Accounts payable, including bank overdrafts of $21,982            161,660
 Accrued payroll and payroll taxes                                  51,922
 Accrued income taxes                                               34,300
 Other accrued liabilities                                          70,625
 Advances from stockholder                                          12,816
                                                                 ---------
     Total current liabilities                                     562,051

Notes Payable, less current maturities                              11,634
Capital Lease, less current maturities                              14,671
                                                                 ---------
     Total liabilities                                             588,356
                                                                 ---------

Contingencies and Commitments                                           --

Stockholder's Deficiency:
 Common stock, $.000001 par value: 100,000,000 shares
  authorized; 1,000,000 shares issued and outstanding                  300
 Accumulated deficit                                              (157,680)
                                                                 ---------
     Total stockholder's deficiency                               (157,380)
                                                                 ---------
                                                                 $ 430,976
                                                                 =========

             See accompanying notes to combined financial statements

                               ZYNEX MEDICAL, INC.
                        COMBINED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31,

                                                       2002          2003
                                                   ----------     ----------
Net sales and rental revenue                       $1,281,823     $1,083,912
Cost of sales and rentals                             337,683        186,081
                                                   ----------     ----------
     Gross profit                                     944,140        897,831
                                                   ----------     ----------
Operating expenses:
 Selling, general and administrative                  861,586        762,819
 Depreciation                                          22,083         26,985
                                                   ----------     ----------
                                                      883,669        789,804
                                                   ----------     ----------
 Income from operations                                60,471        108,027

Other income (expense):
 Interest income                                        8,522          3,153
 Interest expense                                     (50,307)       (45,674)
                                                   ----------     ----------
 Income before income taxes                            18,686         65,506

Provision (benefit) for income taxes                   (2,200)        24,809
                                                   ----------     ----------
     Net Income                                    $   20,886     $   40,697
                                                   ==========     ==========

Earnings per common share                          $     0.00     $     0.00
                                                   ==========     ==========

Pro forma weighted average common shares
 outstanding*                                      22,151,662     22,151,662
                                                   ==========     ==========

* SEE NOTE 1 - EARNINGS PER SHARE

             See accompanying notes to combined financial statements

                               ZYNEX MEDICAL, INC.
                        COMBINED STATEMENTS OF CASH FLOW
                            Years Ended December 31,

                                                      2002           2003
                                                   ----------     ----------
Cash flows from operating activities:
 Net income                                        $   20,886     $   40,697
  Adjustments to reconcile net income to
   cash provided by operations -
    Depreciation expense                               22,083         26,985
  Changes in current assets and liabilities -
   (Increase) decrease in receivables                 (25,893)       130,433
   (Increase) decrease in inventory and rented
    inventory                                         (27,111)          (291)
   (Increase) decrease in prepaid expenses                 --         (1,300)
   Increase (decrease) in accounts payable             15,238        (22,152)
   Increase (decrease) in accrued liabilities          45,289         14,712
                                                   ----------     ----------
     Net cash from operating activities                50,492        189,084
                                                   ----------     ----------
Cash flows from (used in) investing activities:
 Purchase of equipment                                     --        (10,004)
 Decrease in deposits and other assets                  2,108             --
                                                   ----------     ----------
     Net cash from (used in) investing activities       2,108        (10,004)
                                                   ----------     ----------
Cash flow from (used in) financing activities:
 Payments on notes payable and capital lease          (69,344)       (96,618)
 Advances from (repayments to) stockholder             15,068        (82,462)
                                                   ----------     ----------
     Net cash used in financing activities            (54,276)      (179,080)
                                                   ----------     ----------
     Net increase (decrease) in cash                   (1,676)            --

     Beginning cash                                     1,676             --
                                                   ----------     ----------
     Ending cash                                   $       --     $       --
                                                   ==========     ==========
Supplemental cash flow information:
 Interest paid                                     $   49,410     $   31,336
 Income taxes paid                                      3,493          2,871
 Non-cash investing and financing activities -
  Equipment financed with capital lease                    --         29,000

             See accompanying notes to combined financial statements

                               ZYNEX MEDICAL, INC.
                 COMBINED STATEMENT OF STOCKHOLDER'S DEFICIENCY

                                  Common Stock        Accumulated
                               Shares      Amount       Deficit        Total
                              ---------    ------     -----------    ---------

Balance, December 31, 2001    1,000,000     $300      $(219,263)     $(218,963)

     Net income                      --       --         20,886         20,886
                              ---------     ----      ---------      ---------

Balance, December 31, 2002    1,000,000      300       (198,377)      (198,077)

     Net income                      --       --         40,697         40,697
                              ---------     ----      ---------      ---------
Balance, December 31, 2003    1,000,000     $300      $(157,680)     $(157,380)
                              =========     ====      =========      =========

             See accompanying notes to combined financial statements

                               ZYNEX MEDICAL, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Zynex Medical, Inc. ("Zynex" or the "Company") was incorporated under the laws of the state of Colorado on March 3, 1998, under the name of "Stroke Recovery Systems, Inc." (SRSI). On October 1, 2003, Zynex acquired, through merger, the assets and liabilities of Dan Med, Inc. (DMI), a Colorado corporation under common control. The companies were merged in order to simplify the operating and capital structure of both companies. SRSI concurrently changed its name to Zynex Medical, Inc.

DMI was incorporated in 1996 with its primary activity importing European-made electrotherapy devices until 1999 when DMI also began developing and assembling its own line of electrotherapy products. SRSI was incorporated in 1998 with its main activity selling electrotherapy devices to homecare patients suffering the effects of a stroke. In early 2002 SRSI began marketing the entire DMI product line of standard electrotherapy products by adding a small sales force. At present, Zynex generates substantially all its revenue in North America from sales and rentals of its products to patients, dealers and health care providers. Approximately 4.3% and 14.0% of sales in 2002 and 2003 involved payment by Medicare and Medicaid programs.

On February 11, 2004, Zynex was acquired by a Utah corporation, Zynex Medical Holdings, Inc. in a reverse merger wherein the sole stockholder of the Company received 19,500,000 shares of Zynex Medical Holdings, Inc.'s common stock (approximately 88% of the shares of the combined entity) for all of the Company's common stock (see Note 5).

PRINCIPLES OF CONSOLIDATION

The accompanying combined financial statements include the accounts of Zynex and DMI for all periods presented. All inter-company transactions and accounts have been eliminated.

REVENUE RECOGNITION

Sales and rental income is recognized when a product has been medically prescribed and dispensed to a patient and, when applicable, a claim prepared by the Company has been filed with the patient's insurance provider. Product and rental revenue is recognized net of an estimated uncollectible percentage of sales and rentals and other discounts.

UNCOLLECTIBLE ACCOUNTS RECEIVABLE

A significant portion of the accounts receivable balance is from insurance companies or other third-party reimbursing agents. The nature of these receivables within this industry has typically resulted in long collection cycles. The Company establishes a reserve for uncollectible accounts based upon various factors, including credit risk, historical trends, patient responsibility and other information. Such reserves are also adjusted for amounts otherwise covered by third-party payers.

USE OF ESTIMATES

Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Ultimate results could differ from those estimates. The most significant management estimates used in the preparation of the financial statements are associated with the reserves established for uncollectible accounts receivable.

INVENTORIES

Inventories are valued at the lower of cost (average) or market. Finished goods include products held at different locations by health care providers or other third parties for rental or sale to patients.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives are as follows:

      Office furniture and equipment        3-7 years
      Rented inventory                      5 years
      Vehicles                              5 years
      Assembly equipment                    7 years

RESEARCH AND DEVELOPMENT

Research and development costs are expensed when incurred.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND CREDIT RISK

The Company's financial instruments primarily consist of cash, receivables and payables for which current carrying amounts approximate fair market value. Additionally, interest rates on outstanding borrowings are at rates that approximate market rates for borrowings with similar terms and average maturities.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and trade receivables.

The Company transacts its business with a single financial institution. However, the amount on deposit did not exceed the $100,000 federally insured limited at December 31, 2003. Management believes that the institution is financially sound and the risk of loss is minimal.

The Company has recorded trade receivables from business operations. Management regularly evaluates the collectibility of accounts receivable and believes that net receivables recorded as of December 31, 2003, to be collectible.

SHIPPING COSTS

Shipping costs are included in cost of goods sold.

COMPENSATION

The Company accounts for stock-based compensation using Accounting Principles Board's Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation expense is recognized for stock options and warrants with an exercise price that is less than the market price on the grant date. For stock options granted employees or directors with exercise prices at or above the market value of the stock on the grant date, the Company has adopted the Financial Accounting Standards Board ("FASB") disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

As of December 31, 2003, the Company did not have any employee stock-based compensation programs. However, in March 2004 Zynex Medical Holdings, Inc. issued stock warrants to an employee and two consultants (see Note 5).

COMPREHENSIVE INCOME

There are no adjustments necessary to the net income as presented in the accompanying statement of operations to derive comprehensive income in accordance with Statement of Financial Standards ("SFAS") No. 130, "Reporting Comprehensive Income."

SEGMENT REPORTING

In June 1997, SFAS 131, "Disclosure about Segments of an Enterprise and Related Information," was issued. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available and that are evaluated regularly by management in deciding how to allocate resources and assess performance. To date, the Company has only had a single operating segment.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents are stated at cost. Cash equivalents consist of all highly liquid investments with maturities of three months or less when acquired.

INCOME TAXES

Deferred income taxes are based on temporary differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates for years during which taxes are expected to be paid or recovered.

EARNINGS PER SHARE

Basic earnings per share are computed using the weighted average number of shares outstanding during each period. Diluted earnings per share is computed on the basis of the average number of common shares outstanding and the dilutive effect of convertible securities, notes payable, stock options and warrants using the "treasury stock" method. Basic and diluted earnings per share are the same during the periods presented since the Company had no convertible securities, warrants or options.

All pro forma share and per share amounts reflect the retroactive effect from the beginning of the periods presented, of the reverse acquisition involving Zynex Medical, Inc. and Zynex Medical Holdings, Inc. on February 11, 2004.

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends certain portions of SFAS No. 133 and is effective for all contracts entered into or modified after June 30, 2003 on a prospective basis. SFAS No. 149 is not expected to have a material effect on the results of operations or financial position of the Company because the it currently has no derivatives or hedging contracts.

In June 2003, the FASB approved SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 is not expected to have a material effect on the Company's operations or financial position.

In December 2003, the FASB issued a revised Interpretation No. 46, "Consolidation of Variable Interest Entities". The interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain types of entities. The Company does not expect the adoption of this interpretation to have any impact on its financial statements.

                        SELECTED FINANCIAL STATEMENT DATA

                                                December 31, 2003
                                                -----------------
     Property and equipment -
       Office furniture and equipment               $ 69,097
       Rented inventory                               50,544
       Vehicles                                       30,828
       Assembly equipment                                757
                                                    --------
                                                     151,226
     Less accumulated depreciation                   (83,366)
                                                    --------
        Net property, plant and equipment           $ 67,860

2. NOTES PAYABLE AND LEASES

Notes Payable at December 31, 2003 consisted of the following:

                                                   Current     Long-term
                                                  Maturities   Maturities
                                                  ----------   ----------

Note payable to a bank, principal and interest
payments of $4,331 due on a monthly basis
through November 15, 2004.  At the end of the
term, the entire outstanding balance is due;
annual interest rate of 7.5%, collateralized
by accounts receivable and the President's
personal residence.                                $136,615      $    --

Small Business Administration revolving line
of credit, principal payments and interest of
$3,000 due on a monthly basis through May 4,
2004, annual interest rate based on 2% over the
lowest prime rate, collateralized by inventory
accounts receivable and all contract rights.         46,692           --

Inventory financing obligations to financial
institutions, monthly principal and interest
payments total $3,479; annual interest rates
approximating 20%, collateralized by inventory.      28,168       11,634

Other                                                 9,929           --
                                                   --------      -------
Total                                              $221,404      $11,634
                                                   ========      =======

The balloon payment of $38,424 due on May 4, 2004 under the Small Business Administration revolving line of credit was not paid. Therefore, we are in default under this agreement. We have requested an extension to continue paying $3,000 per month including principal and interest until this debt is extinguished.

The Company has commitments under various operating and capital leases that are payable in monthly installments. As of December 31, 2003, future minimum lease payments under non-cancelable operating and capital leases are as follows:

                                           Capital     Operating
                                            Lease        Leases
                                          ---------    ---------
     2004                                 $ 10,905      $ 46,056
     2005                                   10,905        85,468
     2006                                    4,668        93,231
     2007                                       --        95,695
     2008                                       --        98,160
     Thereafter                                 --        16,428
                                          --------      --------
Total future minimum lease payments         26,478      $435,038
                                                        ========
Less amount representing interest           (2,483)
                                          --------
Present value of net minimum lease
 payments                                   23,995
Less current portion                        (9,324)
                                          --------
Long-term capital lease obligation        $ 14,671
                                          ========

Rent expense under operating leases for 2003 and 2002 was $51,051 and $41,553, respectively.

3. INCOME TAXES

      The following summarizes the components of the provision (benefit) for income taxes:

                                                 2002        2003
                                               -------     -------
       Current
         Federal                               $(2,000)    $17,109
         State                                    (200)      3,800
         Other                                      --       3,900
         Deferred                                   --          --
                                               -------     -------
                                               $(2,200)    $24,809
                                               =======     =======

      A reconciliation of income tax computed at the U.S. statutory rate to the effective income tax rate is as follows:

                                               2002        2003
                                              ------      ------
     Statutory rate                            35 %        35 %
     State taxes                               (1)%         6 %
     Surtax benefit                           (28)%       (18)%
     Nondeductible                             14 %         9 %
     Net operating loss carryover and other   (32)%         6 %
                                              -----       -----
     Combined effective rate                  (12)%        38 %
                                              =====       =====

4. COMMITMENTS AND CONTINGENCIES

BILLING PRACTICES

In connection with its sale of medical devices, the Company sells disposable supplies used with some of its devices. In some cases, the billings to private insurance companies exceed supplies actually shipped. It is possible that the affected private insurance companies could assert claims for such overbillings. The Company discontinued this billing practice in March 2004 and has included the claim in the reserve against accounts receivable, approximately $137,000 as of December 31, 2003.

MAJOR SUPPLIERS

During 2003 and 2002, the Company purchased approximately 76% and 43% of its entire inventory purchases from two suppliers. One of these suppliers is located in Europe.

CONCENTRATIONS

The Company maintains its cash deposits in one bank. The deposits are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At December 31, 2003, the Company's cash balance at the bank was not in excess of the FDIC insurance limit.

5. EVENTS SUBSEQUENT TO DECEMBER 31, 2003

REORGANIZATION

On February 11, 2004, Zynex Medical Holdings, Inc. (the "Holding Company") acquired all of the outstanding common stock of Zynex Medical, Inc. for 19,500,000 shares of the Holding Company's common stock. Coincidental with the acquisition, $358,800 of Holding Company loans were converted to 2,601,786 shares of common stock and 10,500,001 previously issued shares were canceled and returned to treasury. This reorganization resulted in a total of 22,151,662 Holding Company common shares outstanding, of which the 19,500,000 shares issued for Zynex Medical, Inc. represents approximately 88% of the shares now outstanding.

The reorganization is recorded as a recapitalization effected by a reverse acquisition wherein the Holding Company is treated as the acquiree for accounting purposes, even though it is the legal acquirer. The transaction has been accounted for as a purchase, and accordingly, since the transaction occurred in February 2004, the accompanying financial statements represent solely those of the accounting acquirer - Zynex Medical, Inc. Since the Holding Company is a non-operating entity with limited business activities and no assets, goodwill will not be recorded.

EMPLOYMENT AGREEMENT

On February 1, 2004, Zynex Medical, Inc. entered into a three-year employment agreement with the Company's President, Chief Executive Officer and sole shareholder. The agreement expires January 31, 2007; if written notice is not given, the agreement will automatically be extended for an additional 2-year period. Initial annual compensation under the agreement is $174,000. This amount may be increased annually at the board of director's discretion. The agreement also provides for a 50% annual bonus in the event that annual net revenue exceeds $2.25 million, Company insurance and benefit plans, as well as, a Company provided vehicle. The agreement includes a non-compete provision for the term of the agreement extended to 24 months after termination of the agreement.

ISSUANCE OF STOCK WARRANTS

On March 7, 2004, the Holding Company issued a total of 120,000 warrants to purchase common stock for five years to an employee and two consultants for past services; 110,000 of the warrants are exercisable at $3 per share and 10,000 warrants are exercisable at $.55 per share. The closing market quotation of the stock was $2.75 per share on March 7, 2004.

COMMON STOCK

In February 2004, 100,000 shares of the Holding Company's common stock were issued to an investor at $1 per share.

During January through May, the Holding Company received $130,000 for common stock subscriptions at $1 per share.

On June 4, 2004, the Holding Company sold 685,715 shares of common stock to five investors at $1.75 per share. The proceeds realized from the sale were $1,030,000, net of transaction costs. In connection with the sales, the Holding Company granted Class A Warrants to purchase an additional 342,857 shares of common stock at $1.75 per share, Class B Warrants to purchase an additional 685,714 shares of common stock at $2.00 per share, Class C Warrants to purchase 22,858 shares of common stock at $.01 per share and Broker Warrants to purchase 45,713 shares of common stock at $.01 per share. The Class A Warrants expire on the 150th day after the actual effective date during which a registration statement has been available for use by the holder for resale under the Securities Act of 1933 of the common stock issuable upon exercise of the Class A Warrants. The Class B, Class C and Broker Warrants expire on June 4, 2009.

Upon exercise of the warrants, the Holding Company is required to pay Warrant Exercise Compensation equal to 10 percent of the cash proceeds payable to the Holding Company. The Holding Company is further required to issue one Broker's Warrant for each 10 shares of Class A, Class B and Class C Warrants exercised by the subscribers.

ACQUISITIONS OF AUTOMOBILES

During March 2004, the Company purchased an automobile costing $60,800 pursuant to a five-year 15% installment loan agreement, requiring monthly payments of $1,351. In addition, the Company began leasing another automobile over a 39-month period with monthly lease payments of $935.

LOANS

From February through May 2004, the Company borrowed a total of $87,000, of which $15,000 has been repaid. Of the $72,000 unpaid loans, $12,000 was a ninety-day non-interest bearing bridge loan received on February 4, 2004, and $60,000 was received on April 1, 2004, is due in six months, with interest payable at 2% monthly plus 1,000 shares of common stock per month until repayment.

                          ZYNEX MEDICAL HOLDINGS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (unaudited)

                                                                March 31,
                                                                  2004
                                                                ---------
                                                                (Restated)
                    ASSETS

Current assets:
  Receivables, net of reserves of $334,274                      $ 200,675
  Inventories                                                     212,425
  Other current assets                                              7,739
                                                                ---------
     Total current assets                                         420,839

Property and equipment, net                                       139,618
Other assets                                                       17,602
                                                                ---------
     Total assets                                               $ 578,059
                                                                =========

     LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Notes payable                                                 $ 133,714
  Current portion of long-term obligations                         92,301
  Accounts payable                                                216,262
  Accrued liabilities                                             102,272
  Income taxes payable                                             25,534
  Loans payable                                                    27,000
  Advances from officer                                            17,741
                                                                ---------
     Total current liabilities                                    614,824
Long-term obligations                                              59,505
Stockholders' deficiency:
  Preferred stock, $.001 par value, 10,000,000 authorized,
   no shares issued and outstanding                                    --
  Common stock, $.001 par value, 100,000,000 shares
   authorized, issued and outstanding 22,251,662 shares            22,252
  Common stock subscribed (80,000 shares of common stock)          80,000
  Additional paid-in capital                                      161,627
  Accumulated deficit                                            (360,149)
                                                                ---------
     Total stockholders' deficiency                               (96,270)
                                                                ---------
Total liabilities and stockholders' deficiency                  $ 578,059
                                                                =========

                See accompanying notes to the unaudited condensed
                       consolidated financial information

                          ZYNEX MEDICAL HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                         Quarter Ended
                                                           March 31,
                                                    -----------------------
                                                       2004         2003
                                                    ----------   ----------
                                                    (Restated)

Net sales and rental income                         $  262,941   $  292,335
Cost of sales and rentals                               46,098       41,219
                                                    ----------   ----------
     Gross profit                                      216,843      251,116

Selling, general and administrative                    387,767      196,026
                                                    ----------   ----------
     Income (loss) from operations                    (170,924)      55,090

Interest and other                                      16,068       14,596
                                                    ----------   ----------
     Income (loss) before income taxes                (186,992)      40,494

Income tax provision (benefit)                          (6,375)      16,198
                                                    ----------   ----------
Net income (loss)                                   $ (180,617)  $   24,296
                                                    ==========   ==========
Basic and diluted net income (loss) per
  common share                                      $    (0.01)  $     0.00
                                                    ==========   ==========

Weighted average number of shares outstanding       22,198,915   22,151,662
                                                    ==========   ==========

                See accompanying notes to the unaudited condensed
                       consolidated financial information

                          ZYNEX MEDICAL HOLDINGS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                          Three Months Ended
                                                              March 31,
                                                         ----------------------
                                                            2004         2003
                                                         ---------    ---------
                                                         (Restated)
Cash flows from operating activities:
Net income (loss)                                        $(180,617)   $  24,296
Adjustments to reconcile net income (loss) to
  net cash used by operations:
   Depreciation                                              8,614        6,311
   Issuance of warrants for consulting services             61,727           --
   Changes in operating assets and liabilities:
    Accounts receivable                                    (14,869)    (105,362)
    Inventories                                            (46,180)      65,288
    Other current assets                                    (6,439)      (4,489)
    Accounts payable                                        54,602      (19,586)
    Accrued liabilities                                    (20,275)      59,410
    Income taxes payable                                    (8,766)       9,445
    Advances from officers                                   4,925      (13,615)
                                                         ---------    ---------
Net cash provided by (used in) operating activities       (147,278)      21,698

Cash flows from investing activities:
  Purchase of property and equipment                       (80,372)      (1,138)
  Other assets                                              (7,837)          --
                                                         ---------    ---------
Net cash provided by (used in) investing
  activities                                               (88,209)      (1,138)

Cash flows from financing activities:
  Proceeds from loans payable                               27,000           --
  Principal payments on notes payable and
   long-term obligations                                   (27,845)     (20,560)
   Proceeds from new debt financing                         56,332           --
   Proceeds from sale of common stock                      180,000           --
                                                         ---------    ---------
Net cash provided by (used in) financing
  activities                                               235,487      (20,560)
                                                         ---------    ---------
Increase (decrease) in cash                                     --           --
Cash at beginning of period                                     --           --
                                                         ---------    ---------
Cash at end of period                                    $      --    $      --
                                                         =========    =========
Supplemental disclosure of cash flow
 information:
  Cash paid for interest                                 $   5,719    $  17,491
                                                         =========    =========

  Cash paid for income taxes                             $   2,391    $      --
                                                         =========    =========

                See accompanying notes to the unaudited condensed
                       consolidated financial information

                          ZYNEX MEDICAL HOLDINGS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (unaudited)

                                                Common      Addi-
                                                Stock       tional      Accumu-
                           Number               Sub-       Paid-in       lated
                          of Shares    Amount   scribed    Capital      Deficit       Total
                         -----------  --------  -------  -----------  ------------  ---------
Balance, December 31,
2003                      10,549,877   $10,550   $   --   $3,031,989  $(3,404,649)  $(362,110)

 Conversion of debt
 for stock in January      2,601,786     2,602       --      356,198           --     358,800

 Reverse merger
 activities
 February 11,
 2004:
  Consolidated net
   (deficit)                      --        --       --   (3,388,187)   3,225,117    (163,070)
  Shares issued
   to Zynex Medical,
   Inc. shareholder       19,500,000    19,500       --                                19,500
  Cancellation
   of certificates       (10,500,001)  (10,500)      --                               (10,500)

 Sale of common stock        100,000       100       --       99,900                  100,000

 Proceeds from common
 stock subscriptions              --        --   80,000                                80,000

 Warrants issued
 to consultants                   --        --       --       61,727                   61,727

Net (loss)                        --        --       --                  (180,617)   (180,617)
                         -----------  --------  -------  -----------  -----------   ----------
Balance, March 31,
2004                      22,251,662  $ 22,252  $80,000  $   161,627  $  (360,149)  $ (96,270)
                         ===========  ========  =======  ===========  ===========   =========

                          ZYNEX MEDICAL HOLDINGS, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)

1. NATURE OF BUSINESS

The Company designs, manufactures and markets a line of FDA approved products for the electrotherapy and stroke recovery markets. The Company also purchases electrotherapy devices and supplies from other domestic and international suppliers for resale.

On February 11, 2004, Zynex Medical Holdings, Inc., formerly Fox River Holdings, Inc., acquired 100% of the common stock of Zynex Medical, Inc. pursuant to an acquisition agreement by issuing 19,500,000 shares of common stock to the sole shareholder of Zynex Medical, Inc. Coincident with the transaction, Fox River Holdings, Inc. changed its name to Zynex Medical Holdings, Inc. Immediately after the transaction, the former shareholder of Zynex Medical, Inc. owned approximately 88.5 percent of the Company's common stock. The reorganization is recorded as a recapitalization effected by a reverse merger wherein Zynex Medical Holdings, Inc. is treated as the acquiree for accounting purposes, even though it is the legal acquirer. The transaction has been accounted for as a purchase, and accordingly, the results of operations for the periods presented represent solely those of the accounting acquirer, Zynex Medical, Inc. Since Zynex Medical Holdings, Inc. was a non-operating entity with limited business activity and no assets, goodwill was not recorded.

The original Form 10-QSB for quarter ended March 31, 2004 and filed on May 24, 2004 was prepared before completion of Zynex Medical, Inc.'s 2003 audit. Certain adjustments arose after May 24, 2004 that were recorded as of December 31, 2003 thereby affecting the opening balances in 2004. The restated financial statements also reflect an income tax benefit of $6,375 which was not recognized in the original filing. This amended Form 10-QSB reflects the impact of these adjustments on the balance sheet as of March 31, 2004 and the results of operations and cash flows for the three-month period then ended. The original Form 10-QSB reflected a net loss of $186,992 for quarter ended March 31, 2004. The amended 10-QSB/A reflects a net loss of $180,617 for the same period.

2. BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and in accordance with accounting principles for interim financial information. In the opinion of management, these condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to fairly state the financial position of the Company as of March 31, 2004 and the results of its operations and cash flows for the three months ended March 31, 2004 and 2003.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Furthermore, these financial statements should be read in conjunction with Zynex Medical, Inc.'s audited financial statements at December 31, 2003, included in the Company's Form 8-K/A filed June 15, 2004.

3. SUMMARY OF SIGNIFICANT POLICIES

      USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      PRINCIPLES OF CONSOLIDATION

The accompanying condensed consolidated financial statements include the accounts of Zynex Medical, Inc. for all of the periods presented, and the accounts of Zynex Medical Holdings, Inc. subsequent to the February 11, 2004 reverse merger. All intercompany balances and transactions have been eliminated in consolidation.

      REVENUE RECOGNITION

Sales and rental income is recognized when a product has been medically prescribed and dispensed to a patient and, when applicable, a claim prepared by the Company has been filed with the patient's insurance provider.

      PROVISION FOR SALES RETURNS, ALLOWANCES AND BAD DEBTS

The Company maintains a provision for sales allowances, returns and bad debts. Sales returns and allowances result from reimbursements from insurance providers that are less than amounts claimed, as provided by agreement, where the amount claimed by the Company exceeds the insurance provider's usual, customary and reasonable reimbursement rate and when units are returned because of benefit denial. The provision is provided for by reducing gross revenue by a portion of the amount invoiced during the relevant period. The amount of the reduction is estimated based on historical experience.

      STOCK-BASED COMPENSATION

Transactions in equity instruments with non-employees for goods or services are accounted for using the fair value method. On March 7, 2004, the Company issued a total of 110,000 warrants to purchase common stock for five years to two consultants for services rendered in connection with the reverse merger; 100,000 of the warrants are exercisable at $3.00 per share and 10,000 are exercisable at $.55 per share. The closing market quotation of the stock was $2.75 on March 7, 2004. As a result of these transactions, the Company recorded consulting expense of $61,727 during the quarter ended March 31, 2004.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires that companies either recognize compensation expense for grants of stock options and other equity instruments based on fair value, or provide pro forma disclosure of net income (loss) and net income (loss) per share in the notes to the financial statements. On March 16, 2004, the Company issued a warrant to one employee to purchase 10,000 shares of common stock at $3.00 per share. The warrant is valid through March 15, 2009. The Company accounts for warrants issued to employees under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation cost has been recognized under SFAS 123 for the employee's warrant. Had compensation cost for this award been determined based on the grant date fair value, consistent with the method required under SFAS 123, the Company's net loss for the quarter ended March 31, 2004 would have been increased by $6,190.

The Company has determined that it will continue to account for stock-based compensation for employees under APB Opinion No. 25 as modified by FIN 44 and elect the disclosure-only alternative under SFAS No. 123 for stock-based compensation awarded in 2004 using the Black-Scholes option pricing model prescribed by SFAS No. 123.

4. NET EARNINGS (LOSS) PER SHARE

The Company computes net earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share", which establishes standards for computing and presenting net earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding and the number of dilutive potential common share equivalents during the period. The effects of potential common stock equivalents have not been included in the computation of diluted net loss per share for the quarter ended March 31, 2004 as their effect is anti-dilutive.

All share and per share amounts presented, reflect the 22,151,662 outstanding shares as a result of the February 11, 2004 reverse merger, adjusted for subsequent activity.

5. NOTES PAYABLE

Notes payable includes a term loan payable to FirstBank of Littleton, payable in monthly installments of $4,331, including interest at 7.5%, with a balloon payment of $105,533 due November 15, 2004. The loan is collateralized by accounts receivable and the President's personal residence.

6. LONG-TERM OBLIGATIONS

Long-term obligations at March 31, 2004 consist of the following:

Revolving line of credit, payable in monthly
installments of $3,000 including interest at
prime plus 2% with the unpaid balance due on
May 4, 2004.  The line of credit is secured
by accounts receivable and inventory and is
guaranteed by the Small Business Administration.             $   41,424

Inventory financing obligations payable in monthly
installments of $3,479 with interest at 18.25% to
20.79%.  The obligations are collateralized by
inventory.                                                       32,318

Automobile loan payable in 60 monthly installments
of $1,351 with interest at 15.1%.                                56,332

Capital lease obligation                                         21,732
                                                             ----------
Total                                                           151,806

Less current portion                                             92,301
                                                             ----------
Long-term portion                                            $   59,505

The balance of $38,424 due on May 4, 2004 under the revolving line of credit guaranteed by the Small Business Administration was not paid. Therefore, the Company is in default under this agreement. The Company has requested an extension to continue paying $3,000 per month including principal and interest until this debt is extinguished.

7. COMMON STOCK

During the quarter ended March 31, 2004, the Company received $180,000 from the sale of common stock to certain shareholders in a private placement at $1.00 per share, $80,000 of which represents subscribed (and paid for) but unissued shares as of March 31, 2004. The Company has used these proceeds for general working capital requirements.

8. CONTINGENCY

In connection with its sales of medical devices, the Company sells disposable supplies used with some of its devices. In some cases, the billings to private insurance companies exceed supplies actually shipped. It is possible that the affected private insurance companies or a governmental agency could assert claims for such overbillings. The Company discontinued this billing practice in March 2004 and has reserved the maximum estimated impact on the collectibility of accounts receivable, approximately $137,000 as of March 31, 2004.

9. EVENTS SUBSEQUENT TO MARCH 31, 2004

On June 4, 2004, the Holding Company sold 685,714 shares of common stock to five investors at $1.75 per share. The proceeds realized from the sale were $1,030,000, net of transaction costs. In connection with the sales, the Holding Company granted Class A Warrants to purchase an additional 342,857 shares of common stock at $1.75 per share, Class B Warrants to purchase an additional 685,714 shares of common stock at $2.00 per share, Class C Warrants to purchase 22,858 shares of common stock at $.01 per share and Broker Warrants to purchase 45,713 shares of common stock at $.01 per share. The Class A Warrants expire on the 150th day after the actual effective date during which a registration statement has been available for use by the holder for resale under the Securities Act of 1933 of the common stock issuable upon exercise of the Class A Warrants. The Class B, Class C and Broker Warrants expire on June 4, 2009.

Upon exercise of the warrants, the Holding Company is required to pay Warrant Exercise Compensation equal to 10 percent of the cash proceeds payable to the Holding Company. The Holding Company is further required to issue one Broker's Warrant for each 10 shares of Class A, Class B and Class C Warrants exercised by the subscribers.

======================================================       ======================================================

You should rely only on the information contained in
this prospectus. We have not authorized anyone to
provide you with information different from the
information contained in this prospectus. This
document may only be used where it is legal to sell
the securities. The information in this document may
only be accurate on the date of this document.                                  1,782,862 SHARES
                                                                                     OF OUR
                  TABLE OF CONTENTS                                              OF COMMON STOCK

                                                  Page
                                                  ----

PROSPECTUS SUMMARY                                  2
RISK FACTORS                                        3
USE OF PROCEEDS                                     7
MARKET FOR COMMON EQUITY AND RELATED

STOCKHOLDER MATTERS                                 8                       ZYNEX MEDICAL HOLDINGS, INC.
DIVIDEND POLICY                                     9
MANAGEMENT'S DISCUSSION AND ANALYSIS               10
BUSINESS                                           19
MANAGEMENT                                         24
EXECUTIVE COMPENSATION                             27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS     32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT                              33
DESCRIPTION OF SECURITIES                          35                             ________________
PLAN OF DISTRIBUTION                               37
SELLING STOCKHOLDERS                               39                                PROSPECTUS
LEGAL MATTERS                                      40                             ________________
EXPERTS                                            40
AVAILABLE INFORMATION                              41
INDEX TO FINANCIAL STATEMENTS                      42                              ________, 2004

======================================================         ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE                             AMOUNT
-----------------                           ----------

SEC Registration fee                        $   496.96
Accounting fees and expenses                *10,000.00
Legal fees and expenses                     *35,000.00
Printing and related expenses                 4,503.04
                                            ----------
                      TOTAL                *$50,000.00
                                            ==========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      Except as set forth below, there were no sales of unregistered securities by Zynex Medical Holdings during the past three (3) years:

      On January 18, 2002, we issued 20,000 shares of common stock in satisfaction of approximately $85,000 in payables at December 31, 2001.

      On January 15, 2002, we did a 25 to 1 reverse stock split of our common stock.

      On September 27, 2002, we issued 200,000 post split shares of our common stock to our President for services provided.

      On November 14, 2002, we did a 10 to 1 reverse stock split of our common stock.

      On November 14, 2002, we issued 5,000 post split shares of our common stock to our President for services provided.

      During the year ended September 30, 2002, we issued 152,000 post split shares of common stock in satisfaction of notes payable.

      Effective April 23, 2002, the Company executed an agreement to acquire all the equity of Fox River Graphics, Inc. ("FRG") a privately-held Illinois corporation. In anticipation of the acquisition, the Company converted approximately $575,000 in debt for issuance of approximately 4.6 million (pre-split) shares of common stock and issued, but held in escrow for completion of acquisition, 14 million shares of common stock. During November 2003, the Company abandoned the FRG acquisition, the former creditors agreed to rescind their debt conversion. This resulted in approximately 3.4 million (pre-split) shares being returned to treasury and a renewal of approximately $358,000 in debt on the Company's books. Also the 14 million in anticipation of closing was canceled and returned to treasury.

      During fiscal year 2002, we issued 2,000,000 pre reverse split shares of common stock to Paul F. Beatty, our then President and sole director for past services rendered.

      In January 2003, we issued 20,000,000 post split shares of common stock to Paul Beatty, our then President and sole director for services rendered.

      On December 4, 2003, we issued 10,000,000 shares of common stock to Paul Beatty, our then President and sole director for services rendered.

      On December 16, 2003, we did a 40 to 1 reverse stock split of our common stock. Any certificate less than 100 shares was not subject to the split and no certificate greater than 100 shares was to be reversed below 100 shares.

      On December 18, 2003, we issued 2,000 shares to one of our shareholders for conversion of approximately $85,000 in debt.

      Between January and May 2004, we received $130,000 for common stock subscriptions at $1 per share.

      In January 2004, we issued approximately 2,600,000 shares of common stock were issued for approximately $360,000 in debt.

      Between February and May 2004, we sold 210,000 shares of our common stock to six accredited investors in exchange for $210,000 in cash. These shares were issued to three "accredited investors" within the meaning of Rule 501 and pursuant to Rule 506 of Regulation D under the Securities Act of 1933.

      On February 11, 2004, we issued 19,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of Zynex Medical, Inc. The shares were issued to one accredited investor in a transaction exempt under
Section 4(2) of the Securities Act of 1933, as amended.

      On March 7, 2004, we issued a total of 120,000 warrants to purchase common stock for five years to an employee and two consultants for past services; 110,000 of the warrants are exercisable at $3 per share and 10,000 warrants are exercisable at $.55 per share. The closing market quotation of the stock was $2.75 per share on March 7, 2004.

      On June 4, 2004, we sold 685,715 shares of our common stock in a private placement for $1,030,000 to five accredited investors. In connection with the sale, we issued 342,858 class A warrants, 685,716 class B warrants and 22,858 class C warrants, with each warrant representing the right to purchase one share of our common stock at an exercise price of $1.75, $2.00 and $0.01, respectively, per share until one hundred fifty (150) days after the effective date of this registration statement. The Class A Warrants expire on the 150th day after the actual effective date during which a registration statement has been available for use by the holder for resale under the Securities Act of 1933 of the common stock issuable upon exercise of the Class A Warrants. The Class B, Class C and Broker Warrants expire on June 4, 2009.

      Additionally, in connection with the sale of the 685,715 shares of our common stock, we issued the placement agent five-year warrants to purchases 45,715 shares of our common stock plus a number of shares of our common stock equal to 10% of the number of shares exercised by the class A and B warrant holders, at an exercise price of $0.01 per share.

ITEM 27. EXHIBITS.

      The following exhibits are included as part of this Form SB-2. References to "us" in this Exhibit List mean Zynex Medical Holdings, Inc., a Nevada corporation.

Exhibit No.   Description
-----------   -----------

3.1 Articles of Incorporation of Ibonzi.com, Inc, incorporated by reference to the Company's Current Report on Form 8-K, filed January 31, 2002.

3.2 Articles of Merger of Ibonzi.com, Inc. with and into Ibonzi,com, Inc to effect a migratory merger, incorporated by reference to the Company's Current Report on Form 8-K, filed January 31, 2002.

3.3 Amendment to Articles of Incorporation of Ibonzi.com, Inc, changing the company's name to China Global Development, Inc., incorporated by reference to the Company's Current Report on Form 8-K, filed January 31, 2002.

3.4 Certificate of Correction to Amendment to Articles of Incorporation, incorporated by reference to the Company's Current Report on Form 8-K, filed January 31, 2002.


3.5 Amendment to the Articles of Incorporation, changing the company's name to Arizona Ventures, Inc. and effecting a 1:10 reverse split of common stock, filed as Exhibit 3.5 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

3.6 Amendment to the Articles of Incorporation, changing the company's name to Fox River Holdings, Inc. , filed as Exhibit 3.6 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

3.7 Amendment to the Articles of Incorporation, effecting a 1:40 reverse split of common stock, filed as Exhibit 3.7 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

3.8 Amendment to the Articles of Incorporation, changing the company's name to Zynex Medical Holdings, Inc. , filed as Exhibit 3.8 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

3.9 Bylaws of the Company, incorporated by reference to the Company's Current Report on Form 8-K, filed January 31, 2002.


4.1 Subscription Agreement, dated as of June 4, 2004, by and among the Company, Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Whalehaven Funds Limited, Greenwich Growth Fund Limited and Ellis International Limited, Inc., filed as Exhibit
              4.1 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

4.2 Form of A Common Stock Purchase Warrant, filed as Exhibit 4.2 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

4.3 Form of B Common Stock Purchase Warrant, filed as Exhibit 4.3 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

4.4 Form of C Common Stock Purchase Warrant, filed as Exhibit 4.4 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.

4.5 Escrow Agreement, dated as of June 4, 2004, by and among Zynex Medical Holdings, Inc., Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership, Whalehaven Funds Limited, Greenwich Growth Fund Limited, Ellis International Limited Inc. and Grushko & Mittman, P.C., filed as Exhibit 4.5 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.


5.1 Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1 Acquisition Agreement, dated as of January 27, 2004, by and among Zynex Medical Holdings, Inc., Zynex Medical, Inc. and Thomas Sandgaard, incorporated by reference to Zynex Medical Holdings, Inc.'s Current Report on Form 8-K, filed February 20, 2004.


10.2 Thomas Sandgaard Employment Agreement, filed as Exhibit 10.2 to the registration statement on Form SB-2 filed with the Commission on July 6, 2004 and incorporated herein by reference.


23.1          Consent of Gordon, Hughes & Banks, LLP (filed herewith).

23.2          Consent of legal counsel (see Exhibit 5).

ITEM 28. UNDERTAKINGS.

      The undersigned registrant hereby undertakes to:

      (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

      (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Littleton, State of Colorado, on July 16, 2004.


                                      ZYNEX MEDICAL HOLDINGS, INC.


                                      By: /s/ Thomas Sandgaard
                                      ------------------------
                                           Thomas Sandgaard, President,
                                           Chief Executive Officer,
                                           Principal Financial Officer and
                                           Director

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                              TITLE                           DATE


/s/Thomas Sandgaard         President, Chief Executive Officer    July 16, 2004
------------------------    and Director
Thomas Sandgaard